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                        CERTIFICATE OF AMENDMENT TO THE
                  SECOND AMENDED AND RESTATED CERTIFICATE OF
                                 INCORPORATION
                                      OF
                      HISPANIC BROADCASTING CORPORATION


    Hispanic Broadcasting Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

          DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the amendment proposed be submitted for approval to the stockholders of said corporation at the next annual meeting of the stockholders of said corporation. The amendment proposes to amend
    Section 4.1 of the Second Amended and Restated Certificate of
    Incorporation to be and read as follows:

    "4.1 AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation shall have authority to issue is 230,000,000 shares, consisting of three classes of capital stock:

          (a) 175,000,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Shares");

          (b) 50,000,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Shares" and, together with the Class A Shares, the "Common Shares"); and

          (c) 5,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock")".

          SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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    IN WITNESS WHEREOF, said Hispanic Broadcasting Corporation has caused this certificate to be signed by McHenry T. Tichenor, Jr., its authorized officer, this 25th day of May, 2000.



                                         /s/ McHenry T. Tichenor, Jr.
                                       -----------------------------------
                                       McHenry T. Tichenor, Jr.